Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made on May 27, 2014 ("hereinafter" referred to as the "Effective Date"), by Pantop Corporation of 3906 Far East Finance Center, 16 Harcourt Road, Admiralty, Hong Kong (herein referred to as the "Company") and Grenfell Capital Limited located at Suite 705, Siu On Centre, 188 Lockhart Road, Wanchai, Hong Kong (hereinafter referred to as "Consultant") engaged in providing services related to preparation of corporate documentation and Edgar filing services (the "Services").

WITNESSETH:

WHEREAS, the Company will be filing a Form S-1 Registration Statement with the Securities Exchange Commission ("SEC") and the Company requires the assistance in preparing and filing the Form S-1;

WHEREAS the Consultant is in the business of providing corporate consulting including preparing and filing of Form S-1.

WHEREAS, the Company desires to engage the Consultant to provide the Services as an independent contractor and the Consultant is desirous of providing such Services to the Company as further delineated and on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound, agree as follows:

1. Appointment. The Company hereby appoints the Consultant as a corporate consultant, on an independent contractor and non-exclusive basis and hereby retains and engages the Consultant on the terms and conditions set forth in this Agreement. Consultant accepts such appointment and agrees to perform the services upon the terms and conditions of this Agreement.

2. Term. The term of this Agreement shall begin on the date of this Agreement, to the date which the Company has its Form S-1 Registration Statement approved by the SEC.

3. Services. The Consultant shall serve generally, on a non-exclusive basis, as a corporate consultant. The Consultant will prepare the filing of a Form S-1 Registration Statement with the SEC and any required amendments thereafter.

4. Limitations on Services. The parties recognize that the Consultant shall only be in the Services set out in this document and the Consultant will not be involved in any business affairs of the Company and will not be involved in any securities offerings by the Company.

5. Duties of the Company. The Company shall provide to the Consultant, on a regular and timely basis with all Company approved data and information about the Company, its management, its products and/or services and its operations and the Company shall use reasonable efforts to advise the Consultant of any facts which would affect the accuracy of any data and information.

6. Representations and Indemnification.

a.) The Company shall be deemed to make a representation of the accuracy of any and all material facts, material, information, and data which it supplies to the Consultant as of the date it supplies such information and data to the Consultant and the Company acknowledges its awareness that the Consultant will rely on such representation in performing its duties in preparing the Form S-1.

b.) The Consultant will regularly consult with the Company in order to ensure that it has current materially accurate information pertaining to the Company. The Consultant will not use, disclose, sell, publish or otherwise make available any information pertaining to the Company in any manner or to any person for any purpose other than as expressly provided for herein.

c.) The Company hereby agrees to indemnify the Consultant, its officers, directors, employees and agents (collectively, the "Consultant Indemnities") from and against, and to hold each of the Consultant Indemnities harmless from, any claims, demands, suits, loss, damages (including reasonable attorney's fees and costs) relating to any materially inaccurate information it supplied to the Consultant if it was materially inaccurate at the time it was supplied, provided such information was used by the Consultant in accordance with the express terms hereof.

d.) The Consultant will indemnify the Company, its officers, directors, employees and agents (collectively, the "Company Indemnities") from and against, and hold each of the Company Indemnities harmless from, any claims, demands, suits, loss, damages (including reasonable attorney's fees and costs) arising out of or relating to any breach by the Consultant of its obligations hereunder or as a result of its negligence or misconduct in disseminating information regarding the Company or otherwise in its provision of services to the Company.

7. Compensation; Fees and Expenses. In consideration for the services to be provided by the Consultant pursuant to the terms and conditions hereof, the Consultant shall be paid by the Company, as follows:

US$3,500 due and payable in advance, upon signing of this Agreement.

8. Attorneys' Fees and Costs. The prevailing party in any action and/or proceeding arising out of or relating to this Agreement shall be entitled to recover from the other party all reasonable attorneys' fees and costs incurred.

9. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

10. Assignment. This Agreement and the rights and obligations hereunder may not be assigned by either party hereto without the prior express written consent of the other party hereto.

11. Notices. Any notice required or permitted to be given under this Agreement or pursuant hereto shall be in writing and shall be deemed given and shall be effective upon receipt if delivered by hand, or sent by certified or registered mail, postage prepaid and return receipt requested, or by prepaid overnight express service or via email. Notices shall be sent to the parties at the address above (or at such other address for a party as shall be specified by like notice; provided that such notice shall be effective only upon receipt thereof).

12. Entire Agreement: Titles and Headings; Execution in Counterparts. This Agreement contains the entire agreement of the parties hereto and may be modified or changed only by an agreement in writing, signed by both parties. If any provision of this Agreement is declared void, such provision shall be deemed severed by this Agreement, which shall otherwise remain in full force and effect. Titles and headings to paragraphs are for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts and via facsimile.

13. Governing Law, Jurisdiction, Venue. This Agreement shall be governed by and construed solely in accordance with the laws of Hong Kong without giving effect to conflict of law principles.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first set forth above.

CONSULTANT: Grenfell Capital Limited /s/ Con Unerkov _______________________________ Con Unerkov, CEO Suite 705, Siu On Centre, 188 Lockhart Road Wanchai, Hong Kong	COMPANY: Pantop Corporation /s/ Lijuan Hao _______________________________ Lijuan Hao, President Suite 3906, Far East Finance Centre 16 Harcourt Road Admiralty, Hong Kong